Exhibit 23
Consent of Independent Registered Public Accounting Firm
Wilmington Trust Corporation Employee Benefits Committee
The Board of Directors
Wilmington Trust Corporation
We consent to the incorporation by reference in the registration statement (No.333-150329) on Form S-8 of Wilmington Trust Corporation of our report dated August 26, 2010 with respect to the statements of financial condition of the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan (the Plan) as of May 31, 2010 and 2009, and the related statements of changes in participants’ equity for the years then ended, which report appears in the May 31, 2010 annual report on Form 11-K of the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
August 26, 2010